ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
P.O. Box 10101
700 West Georgia Street
Vancouver, Canada V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

July 12, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 12, 2006 of Stockgroup Information Systems Inc. and:

- We are in agreement with the statement made in the last sentence of the first paragraph.
- We are in agreement with the statements made in the second and third paragraphs.
- We have no basis to agree or disagree with the other statements contained therein.

Ernst & Young LLP